Exhibit 10.19

STRATEGIC COOPERATION

Letter of Intent

This Strategic Cooperation Letter of Intent (hereinafter the “LOI”) is entered into this 27th day of July, 2015

BY AND BETWEEN

Party A:	Wuhan Yangtze River Newport Logistics Co., Limited

AND

Party B:	Shanxi Chamber of Commerce in Hubei (hereinafter ”SCCH”)

WHEREAS

The Wuhan Yangtze River Newport Logistics Park constructed by Party A is situated at Yangluo Development Zone, Wuhan which is the waterway of Wuhan to the coastal regions and the door connecting Central China and the foreign world (the “Logistic Park”). Both Yangluo Comprehensive Bonded Zone and Wuhan Free Trade Zone that Party A is seeking status approval are significant areas constituting the Yangtze River Economic Belt. The core business of Party A is the provision of professional and comprehensive services in logistics, bonded logistics, waterway, railway, and highway transportation, collection-distribution-transportation logistics, value-added storage processing, information processing, commerce, trading and distribution, logistics finance, and office spaces.

Whilst Party B, SCCH, is a non-governmental organization approved by the Department of Civil Affairs of Hubei Province. SCCH is a provincial, voluntary and unified organization established by a group of investors of Shanxi household through legal entities in Hubei. Currently there are 252 members from different areas of expertise as in finance, commerce, energy, medical, building material, real estates and so forth.

NOW

Party B wishes to provide a broader development platform for its members and promote the economy of both Hubei and Shanxi provinces, it has reached a consensus after various representative meetings and chamber of commerce conferences. Party A and Party B agree to engage in strategic cooperation on the following terms:

1.          Party B wishes to relocate its headquarters to Party A’s logistics center by purchasing or renting the offices in the logistic park for office premises and regular seminars;

2.          Benefiting from the nation’s One Belt One Road initiative and the Yangtze River Economic Belt, as well as Yangluo’s seeking approval for the official status as Comprehensive Bonded Zone and Wuhan Free Trade Zone, Party B has gathered about 50 members in steel, feed grains, daily necessities, electric appliances, building materials and decoration material industries to purchase at least 100,000 square meters of office premises and commercial housing given the regional advantage, logistics business advantage and property appreciation potential.

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(i)          About 50 SCCH members have authorized Party B to sign this LOI to purchase properties in Party A’s Phase 2 project, namely, buildings #1, #2, #3 and #4 and a commercial premise of a total area of 100,000 square meters in the trading center;

(ii)         When Party A receives the Construction Commencement Permit and has commenced construction works, each SCCH member will engage in properties sales and purchase contracts and make a 10% upfront payment at a unit price of RMB17,000/sq. m. pending repayment of the balance by installments according to construction progress when Party A receives the Permit for Advance Sale of Commercial House and has commenced the sale; and

(iii)        The current unit price of Party A commercial houses is RMB17,000/sq.m., the actual selling price will be decided upon commencement of sale of commercial houses at a 93% discount off the price recorded by the housing bureau.

3.          The SCCH members’ annual operating turnover of commodities of over 5 million tons requires Party A’s logistic services in storage, terminal loading and uploading, water and railway transport and so forth. Party A will offer a 95% discount to Party B each time the latter utilizes or rent Party A’s warehouse and carries out logistics businesses in loading and unloading at Party A wharf. In addition, Party A will provide platform to facilitate supply chain logistics finance.

The purpose of this LOI is to enhance closer cooperation of both parties. Detailed terms and conditions will be set out in separate agreements between Party A and each of the SCCH members. This LOI is signed in duplicate, with each party holding one copy.

Party A:
Wuhan Yangtze River Newport Logistics Co., Ltd.

Legal Representative:
(Authorized signatory):

Party B:
Shanxi Chamber of Commerce in Hubei

Legal Representative:
(Authorized signatory):

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